Exhibit 107
Calculation Of Filing Fee Tables

Form S-8
(Form Type)

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0024 par value per share	Other	1,704,208	$3.09	$5,266,002.72	$0.0001381	$727.24
	Total Offering Amounts					$5,266,002.72		$727.24
	Total Fee Offsets							-
	Net Fee Due							$727.24

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of the Registrant’s common stock, $0.0024 par value per share (the “Common Stock”) that becomes issuable under the Registrant’s 2023 Incentive Stock Plan (as amended through June 10, 2025) (the “2023 Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

The total number of shares registered covers 1,691,967 shares of the Registrant’s Common Stock, which are issuable pursuant to the 2023 Plan.

The proposed maximum offering price per share is estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $3.09, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on October 16, 2025, which date is within five business days prior to the filing of this registration statement.